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                                                                  EXHIBIT 10.28


                                   AGREEMENT

                                    between

                             MEDUSA CEMENT COMPANY
                        (Division of Medusa Corporation)

                                      and
                              Cement, Lime, Gypsum
                          and Allied Workers Division,
                   International Brotherhood of Boilermakers,
                        Iron Ship Builders, Blacksmiths,
                             Forgers, and Helpers,
                                    AFL-CIO

                              LOCAL LODGE NO. D-79
                                DEMOPOLIS PLANT

                                   1996- 2000




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                                   AGREEMENT

                                    Preamble

         This AGREEMENT, covering WAGES, HOURS OF WORK, and WORKING CONDITIONS, is made and entered into by and between the management of MEDUSA CEMENT COMPANY (Division of Medusa Corporation), hereinafter called the Company or the Management and employees of the Company's cement plant located in Demopolis, Alabama who are members of the CEMENT, LIME, GYPSUM AND ALLIED WORKERS DIVISION, INTERNATIONAL BROTHERHOOD OF BOILERMAKERS, IRON SHIP BUILDERS, BLACKSMITHS, FORGERS AND HELPERS, Local Lodge No D-79, affiliated with the American Federation of Labor and Congress of Industrial Organizations, to be referred hereinafter as the Union. WITNESS

         WHEREAS, the parties hereto desire to cooperate in establishing just and equitable terms and conditions of employment, and to provide methods for fair and peaceful adjustment of differences that may arise between them.

         NOW THEREFORE, THE PARTIES HERETO HAVE AGREED THAT employment by the Company shall be under the following terms and conditions of employment.

                                   ARTICLE I

                                  RECOGNITION

         Section 1. The Company recognizes the Union as the sole collective bargaining agency for the employees of the Demopolis Plant. The Company recognizes and will not interfere with the right of its employees to become members of a Union. There shall be no discrimination, interference, restraint, or coercion by the Company or any of its agents against any member because of membership in the Union. The Union agrees not to solicit membership on Company time, plant or property, except within the confines of the service room and during rest hours.

         Section 2. It is mutually agreed that the term "employee" shall not include Foremen or Supervisors in charge of any class of labor, Timekeepers, Clerks, and other Office employees or any technical employees in the plant or laboratory who are employed on a salary basis.

         Section 3.

         (a) Except to the extent expressly abridged by an express and specific provision of this Agreement, the Company reserves and retains all of its Common Law or other rights to manage its business as such rights existed prior to the execution or this or any other previous Agreement with the Union.

         The rights of management which are not abridged by this Agreement shall include but are not limited to:

         - the right to determine the price of its product and methods of financing;




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         -        to determine the volume of production, methods of operations and to drop or to add a product;

         - to determine and, from time to time, to redetermine the number, location, relocation and types of its operations, and the methods, processes, and materials to be employed, to discontinue processes in whole or in part, to discontinue operations in whole or in part, or to discontinue their performance by employees of the Company.

         - to determine the number of hours per day or per week that operations shall be carried on.

         - to select and determine the number and types of employees required.

         - to assign work to such employees in accordance with the requirements determined by management.

         - to establish and change work schedules, work shifts and assignments.

         - to transfer, to promote, or to lay off, terminate or otherwise relieve employees from duty for lack of work or for any other legitimate reason.

         - to make and enforce rules for the maintenance of discipline and safety.

         - to suspend, discharge, or otherwise discipline employees for just cause.

         - to determine the source and purchase of raw materials, semi-finished and finished goods.

         - to contract out, subcontract or exchange work in accordance with the provisions of Article XX, Section 1.

         The listing of specific rights in this Agreement is not intended to be, nor shall it be, restrictive of, or a waiver of, any of the rights of management not listed and specifically surrendered herein, whether or not such rights have been exercised by the Company in the past.

         (b) This Agreement constitutes the sole and entire existing Agreement between the parties hereto, supersedes all prior agreements, oral or written, between the Company and the Union and expresses all obligations of, and restrictions imposed on the Company during its term.

         Notwithstanding any privileges or benefits currently being received by employees, no privileges or benefits in excess of those specifically set forth in this Agreement are required to be continued or to be granted to employees. However, the Company may voluntarily extend or continue such privileges or benefits at its sole discretion as it deems proper.


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      (c) This Agreement can be altered or amended only by a written Agreement between the parties hereto.

      (d) If any part of this Agreement is rendered or declared invalid by reason of any existing or subsequently enacted legislation, government regulation or order, or decree of court, the invalidation of such part of this Agreement shall not render invalid the remaining parts hereof.

         Section 4. A leave of absence may be granted to an employee who is a delegate or official of the Union to attend a Union convention or other similar Union meetings. A maximum of two (2) employees from the plant may be granted such leave for up to thirty (30) days without pay and loss of seniority. The leave may be extended for an additional thirty (30) day period upon proper written request from the Union.

         Section 5. In case an employee enters the Military Service in the Armed Forces of the United States, his re-employment shall be in conformity with the provisions of the Selective Service Law.

         Section 6. The parties hereto agree that the provisions of the Agreement shall be applied to all employees without regard to race, religious creed, or national origin, handicap, disabled veteran or Vietnam era veteran status.

         Section 7. The masculine pronoun wherever used herein shall include the feminine pronoun unless a different meaning is plainly required by the context.

                                   ARTICLE II

                                    MEETINGS

         Section 1. Subject to the provisions of the Agreement, the Company is, at all times, willing to meet any of its employees or their chosen representatives, not connected with competing companies. in order to intelligently discuss any matters arising out of this agreement and for the purpose of discussing wages, hours, and working conditions with the object of reaching a satisfactory agreement.

                                  ARTICLE III

                                 REPRESENTATION

         Section 1. For the purpose of representation within the plant, the Union shall be entitled to a reasonable and adequate number of Committeemen who shall restrict their activities to the handling of grievances and other legitimate Union business, and in this connection, shall be allowed a reasonable amount of time for this purpose. The Union shall be entitled to have a maximum of three (3) Committeemen.


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                                   ARTICLE IV

                                BULLETIN BOARDS

         Section 1. The Company agrees to allow the proper officers of the Union to use designated bulletin boards of the plant for posting notices in the interest of the Company and the Union, such notices to bear the seal of the Union and the signature of its proper officials.

                                   ARTICLE V

                                SENIORITY RIGHTS

         Section 1. The Management and the Union recognize the principle of seniority based upon the length of continuous service in the plant. Seniority records shall be posted on the Bulletin Board by the Management. The Company will furnish to the Local Lodge annually on the first day of June, a complete seniority list which will include hiring date, birth date, and complete address.

         Section 2. An employee shall be considered in a probationary status until he has been continuously employed for a period of one-hundred (100) days of work. No probationary employee shall be subject to any of the terms and provisions of this Agreement, and the Company shall have the right to discharge or layoff a probationary employee during the probationary period, and such employee shall not have recourse to the grievance procedure of this Agreement. At the completion of the probationary period, the employee will have seniority and such seniority shall be effective as of the employees most recent date of hire.

         Section 3. Seniority is defined as an employee's length of service starting with his date of hire or most recent date of rehire when he has experienced a loss of seniority as defined herein. Seniority shall be lost and an employee shall be considered as having terminated his employment with the Company if:

         (a)      the employee quits for any reason.

         (b) the employee is discharged and not reinstated through the grievance - arbitration process.

         (c) the employee does not return to work within seven (7) days after receiving notice of recall either by Certified Mail or telephone.

         (d) the employee is absent for three (3) consecutive working days without notifying the Company and providing a satisfactory reason for such absence.

         (e) the employee fails to return to work within three (3) days after the termination of any leave of absence. 5


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         (f)      the employee is on layoff or disability leave for a period of three (3) years or 50% of his seniority attained at the start of such layoff or leave, whichever is less.

         (g) the employee is retired under the terms of the parties' Pension Plan, subject to the provisions of Section 5 (c) of the Pension Plan, pertaining to disability pensions.

         (h)      the employee accepts Termination Benefits.

                                   ARTICLE VI

                         REDUCTION OR INCREASE IN FORCE

         Section 1. When it becomes necessary to reduce the working force, selection of those retained shall be based on:

         (a)      Requirements of the job.

         (b) Experience, individual skill, efficient service, and physical fitness.

         (c)      Seniority.

         Where qualifications (a) and (b) are relatively equal, in the opinion of Management, seniority shall govern; however, if the senior employee is not retained or recalled, the Union Committee shall have the privilege of presenting its views to the Plant Manager on the qualifications of the employees to be retained or recalled, for his consideration in making his decision.

         Section 2. Whenever a layoff is planned because of a change or reduction in plant production requirements of the Company will, not less than seven (7) calendar days prior to the effective date of the layoff, post a bulletin stating the expected extent of such layoff, and the expected effect on the work force. In the event the required notice is not given in accordance with the above, the Company will pay the laid off employee(s) the scheduled time lost at the applicable straight-time shift rate. The seven (7) calendar day period shall commence on the completion of the third shift following the day in which the notice was posted. The foregoing does not apply to disciplinary layoffs and layoffs because of curtailment made necessary by disaster or emergency conditions affecting the ability of the Company to physically operate the plant.

         Section 3. When it becomes necessary to increase the working force, those laid off shall again be recalled in accordance with the procedure set out in Section 1 hereof.

         Section 4.

         (a) Whenever the installation of mechanical equipment, change in production methods, the installation of new or larger equipment, the combining of jobs, or the elimination of jobs, will have an effect on the job status of one or more employees, the Company will give the Union reasonable advance notice of same, and upon request by the Union, will promptly meet with the Union to review and explore the effects of such installation or installations or change or changes upon the working force.




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         (b) Employees will not be terminated by the Company as the result of mechanization, automation, change in production methods, the installation of new or larger equipment, the combining of jobs or the elimination of jobs.

         (c) When an employee is no longer needed on his regular job as a result of conditions described in paragraph (a) above, the Company may permanently assign such employee to either an available job opening in the bargaining unit, irrespective of whether or not such job opening is available for bidding or to a job on which the incumbent has less plant-wide seniority. Such placement will be to a job in which the employee is reasonably able to perform within a thirty (30) day on-the-job training period. The rate of pay for such employee shall not be less than ninety-five percent (95%) of the job from which the employee was displaced irrespective of the rate of the job in which he is placed. The 95% rate protection shall apply for a minimum period of one (1) year, or a period equal to 1/3 of the employee's seniority up to a maximum of five (5) years. If an employee on 95% rate protection subsequently bids off the job in which he was placed by the Company during the foregoing rate protection period, he shall lose his protected rate.

         (d) The provisions of paragraph (c) of this Article do not apply to displacement or layoffs resulting from production curtailments, except that employees laid off and not recalled when production is resumed following curtailment will be entitled to the same rights as employees affected by the preceding paragraph (c).

         (e) Should the Company permanently shut down the present facilities affording employment to the employees comprising the bargaining unit (the present facilities shall be deemed to have been permanently shut down if all productive facilities are abandoned even though the shipping facilities continue to operate) the Company shall mail a notice informing each affected employee that his employment with the Company has been terminated because of the permanent shutdown. The notice shall be mailed at least ninety (90) days prior to the shutdown to the employee's last address on the company's records. Each employee who is mailed said notice shall have the following options:

         (1) An employee who is not eligible for a normal (excluding 30-year retirement pension) or late retirement pension may elect to transfer to another operation of the Company covered by a collective bargaining agreement with the Union in accordance with Paragraph (f) or Paragraph (g). Any transfer pursuant to Paragraph (f) or Paragraph (g) will occur not later than three years after the last day the employee worked. An employee awaiting transfer shall be placed on layoff and shall receive SUB layoff or reduced layoff benefits provided the eligibility and other requirements of the SUB Plan are met.* An employee may void his election to transfer at any time during the three-year period. If the employee is eligible for an immediate pension at the time he voids his election to transfer, he shall retire, effective the date he voids his election, under the Pension Plan in effect at the time of the permanent shutdown. An employee may also void his election in order to apply for SUB termination benefits.*

         (2) An employee who is eligible for an immediate pension at the date of the permanent shutdown shall retire as of the effective date of the permanent shutdown, except:



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                a.    An employee whose combined age and years of service equal
                      62 or more but less than 65 may elect layoff until his combined age and years of service equal 65 at which time the employee shall retire and receive a permanent shutdown pension. The Pension Plan in effect at the time of the permanent shutdown shall determine the retirement benefits payable to the employee. An employee who elects layoff under these conditions shall receive SUB layoff or reduced layoff benefits provided the eligibility and other requirements of the SUB Plan are met.*

                b. An employee who is eligible for an immediate pension other than a normal or late retirement pension and who elects to transfer to another operation of the Company shall not retire unless the transfer is not accomplished.

                c. An employee shall not be required to retire under a disability retirement pension earlier than he would otherwise be required to retire if the Company had not permanently shut down the facilities.

                d. An employee who retires under the Pension Plan may also be entitled to receive SUB Termination Benefits in accordance with the terms of the SUB Plan.*

         (3) The employee may elect SUB Termination Benefits in accordance with the terms of the SUB Plan at any time within one year after notice of termination has been mailed to him.

                An employee other than an employee who is eligible for an immediate pension may elect layoff prior to submitting his application for SUB Termination Benefits and shall receive SUB layoff or reduced layoff benefits provided the eligibility and other requirements of the SUB Plan are met.*

         (4) If the facilities which have been permanently shutdown are reopened by the Company within three years of the date of the permanent shutdown, an employee who has retired under the Pension Plan shall be eligible for recall in accordance with his seniority status at the time of the permanent shutdown. An employee who has elected SUB Termination benefits shall also be eligible for recall in accordance with his seniority status at the time of the permanent shutdown. Any pensioner who has received SUB Termination Benefits* and accepts recall and any former employee who has received SUB Termination Benefits* and accepts recall shall repay said Termination Benefits to the SUB Trust Fund or the Company, whichever was the source of the Termination Benefits, in accordance with the SUB Plan Agreement.* Any employee who accepts recall shall have his previously accumulated seniority rights, pension, SUB, insurance and vacation credits as of the last day the employee worked or at the date of the permanent shutdown, whichever occurs later, reinstated on the date he returns to work.



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         (5)    An employee who is not eligible for an immediate pension may elect layoff and shall receive SUB layoff or reduced layoff benefits provided the eligibility and other requirements of the SUB Plan are met.* The employment rights of any employee on layoff shall terminate three years after the last day the employee worked and the employee's seniority shall be broken.

         (6) An employee's participation in the group insurance program shall terminate effective the day following the last day the employee worked and pending claims shall be processed in accordance with the terms of the existing group insurance program. No employee shall be eligible for holiday pay or vacation pay other than vacation pay due after the last day the employee worked or the date of the permanent shutdown, whichever occurs later. No employee shall accumulate credited service under the Pension Plan after the last day the employee worked or the date of the permanent shutdown, whichever occurs later.

         *The Supplemental Unemployment Benefit (SUB) Plan was terminated effective July 1. 1990. The funds currently in the Trust Fund of this plan will be used to pay Layoff Benefits, Workmen's Compensation Supplemental Benefits and/or Termination Benefits until such funds are exhausted. At that time, Layoff Benefits will be provided by Article XX, Section 1 (d) and Termination Benefits provided by Article XVII,
         Section 1 of this Agreement.

         (f) In the event the Company constructs a new plant that will affect the employment status of employees in the Company's plant or plants comprising this bargaining unit, such employees shall be given an opportunity to make application for employment in the new plant before it starts operation, and such employees shall be given preferential employment rights for the highest rated job the employee is capable of performing. Such an employee shall transfer with him all of his previously accumulated pension, SUB, insurance and vacation credits. His seniority rights at the former plant shall terminate upon his establishment of seniority rights in the new plant.

         (g) When an employee has been laid off or displaced because of permanent changes in the working force or because of a plant closing, he may make written application within fifteen (15) days of layoff or displacement for employment in another plant of the Company and he shall be given preferential employment rights of job openings at such other plant, providing such employee is capable of performing the job that may be available at such other plant of the Company.

         Any employee so transferring from one plant to another of the Company shall retain his previously accumulated pension,SUB, insurance and vacation credits. His seniority rights at the former plant shall terminate upon his establishment of seniority rights in the plant to which he transferred.

         (h) Employees transferring from one plant to another as provided in this Article will receive a moving expense allowance. The Company will reimburse each employee for actual moving expenses incurred to move furniture and other household goods up to a maximum of $1,500 per employee.


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                                  ARTICLE VII

                                   PROMOTION

         Section 1. It is understood that all vacancies will be filled immediately by the Management in accordance with the most practical arrangement at the time of occurrence until applicants have been considered in accordance with this Agreement.

         Section 2.

         (a) All new jobs and job vacancies offering permanent promotion, paying more per hour than the plant base rate, shall be posted promptly and remain posted for five (5) days to allow any employee to make application in writing for such jobs. The applications shall be considered in the order of the seniority of the applicants. If the senior applicant is not selected, the Company, in consultation with the Union Committee, shall give consideration to the applications and choose an applicant on the basis of seniority, ability, experience, and qualifications to fill the requirements of the job. If no applications are received with necessary qualifications, Management reserves the right to hire a qualified person.

         (b) An employee awarded a job in conjunction with the job bidding procedures shall be placed on the new job consistent with reasonable replacement criteria. After being placed on the new job, the employee will be given a period not to exceed thirty (30) working days within which to qualify for the job. During the qualifying period, he will receive no less than the rate of pay for the job he held permanently immediately prior to such qualifying period. At the conclusion of the qualifying period, and if the employee is found to be qualified by the Company, the employee will be paid the rate of pay for the new job. If the employee fails to qualify within the thirty
(30) working day qualifying period, he shall be returned to his former job without prejudice.

         (c) Subject to the foregoing, when transfers into a Classification result in the classification operating 50% of the time (during a normal 8 hour work shift) in any seventy-five (75) day period, the classification will be posted.

         Section 3. The Company will furnish the Local Lodge with a copy of the notice of job vacancy at the time it is posted and copies of the applications received for such job after the job is awarded to the successful applicant.

         Section 4. It is agreed that experience gained through temporary upgrading will not be used in filling permanent vacancies except that experience gained through temporary upgrading may be used in qualifying the most senior bidder in filling permanent vacancies.

         Section 5. An employee who has successfully bid on, been awarded a new job, and has completed his probationary period in the new job shall not be eligible to bid on another new job for a period of six (6) months from the date that he was awarded the job. In no event shall an employee be awarded more than two (2) jobs in any calendar year. No temporary or probationary employee shall be eligible to bid on any job vacancy. Downward bidding will be permitted one time every twelve months when a vacancy exists. A person cannot bid on any other job for one year after bidding down.


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                                  ARTICLE VIII

                          WORKING CONDITIONS AND HOURS

         Section 1.

         (a) For the purpose of this Agreement, it is understood that the "Work Week" constitutes seven (7) consecutive days, beginning each Monday and that the "Work Day" shall commence with the beginning of the morning shift. The regular hours of labor shall consist of eight (8) hours within a consecutive nine (9) hour period in one day and forty (40) hours in one week.

         (b) Work schedules for each work week will be posted on Thursday of the previous week prior to the end of the first shift. If an employee's work schedule is changed without at least seventy-two (72) hours notice prior to the beginning of the new shift, the employee shall be compensated by multiplying the regular straight-time hourly rate by one-half (0.5) for the first eight (8) hours worked in the new schedule and the premium shall be paid in addition to whatever compensation the employee is entitled to receive. Notice required for shift change shall be twenty-four (24) hours when the kiln goes down (when the fire goes out in the kiln) in the maintenance, electrical and service departments. If the work schedule is otherwise changed after Thursday, employees will be paid as provided in this agreement.

         (c) It is agreed that all employees will be scheduled to work five (5) consecutive days in a work week, insofar as practicable and consistent with efficient operation.

         Section 2.

         (a) For the purpose of determining overtime, eight (8) hours shall constitute a day's work, and forty (40) hours a week's work. Time and one-half shall be paid for all overtime in excess of eight (8) hours in any one day or for all overtime in excess of forty (40) hours in any one week, provided, however, that hours paid for at the overtime rate on the daily basis will not be included or duplicated in figuring the weekly hours on which overtime is paid. Employees who are called upon to work in excess of their scheduled hours in any one day shall not be laid off during their regular scheduled working time to equalize this overtime.

         (b) There will be no pyramiding or duplication of overtime or premiums. Time worked by an employee shall be paid on one basis only. If two or more premium rates or overtime rates apply to the same hours, the one rate resulting in the highest pay to the employee shall be used.

         Section 3.

         (a) Work performed on Sundays shall be paid for at the following rates times the employee's regular straight time hourly rate:

         (1) When the first eight (8) hours are scheduled straight-time hours:



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
                Under 8 hours                                 Over 8 hours
                -------------                                 ------------
                Time and one-half                             Double time
                (exclusive of shift
                 differential)

         (2) When the first eight (8) hours are overtime:

                Under 8 hours                                 Over 8 hours
                -------------                                 ------------
                Double time                                   Double time

         Section 4. In the event an employee works more than sixteen (16) hours in the work day, he shall be paid for all hours worked in excess of such sixteen (16) hours at double his regular straight-time hourly rate.

         After an employee has been engaged in work for sixteen (16) consecutive hours, he shall be paid for all consecutive hours worked immediately succeeding and in excess of such sixteen (16) hours at double his regular straight-time hourly rate.

         If an employee is being paid the rate of double time under the foregoing paragraphs, his rate of pay shall not be reduced when his work continues into or overlaps his regular shift. However, the Company may exercise either of the following options:

         (a) The Company may instruct the employee to continue to the end of the shift at the double time rate, or,

         (b) The Company may send the employee home at any time during the shift, provided the remainder of the shift is paid for at straight time. Such employee cannot be called back to work until he has been off duty for eight (8) consecutive hours.

         In no event shall the first two provisions of this section be applied to the same hours of work. The provision which creates the highest earnings shall be applied.

         Section 5. When an employee is scheduled and reports for work and is not permitted to start work, he shall receive four (4) hours pay at his regular straight-time hourly rate. In the event an employee commences work on his scheduled shift and work ceases during his shift for any reason and there is no other available work for him, he shall be paid a minimum of eight (8) hours at his regular straight-time hourly rate.

         Section 6. An employee who has left the plant and who is called in by the Company to work outside his regular schedule shall be paid at time and one-half (1.5) for all hours worked. If the job for which he was called to perform does not provide at least four (4) hours work, he may be assigned other work, related to an emergency or production difficulty, for which he is qualified. If no such assignment of work is made, he shall be paid a minimum of four (4) hours. If such assignment is made and the employee refuses it, he shall be paid only for the time actually worked.


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         Section 7. When an employee is required to work in excess of his scheduled hours in any one day, he shall be paid a minimum of one-half (.50) hour at the applicable overtime rate; provided, however, that at least eight
(8) minutes of work is performed. For each additional one-half (.50) hour segment during which at least eight (8) minutes of work is performed, the employee shall be paid the applicable overtime rate for that segment. An employee will be required to work the full one-half hour if requested. If an employee declines to work the full one-half hour as requested, the employee will be paid for time worked.

         Section 8. Any employee required to work any part of his scheduled lunch period by direction of a Foreman, shall receive time and one-half for the scheduled 1/2 hour lunch period and be allowed necessary time later to eat his lunch without loss of pay.

         Section 9. Overtime shall be equally distributed among employees within a classification in each department, insofar as it is practicable to do so over the period of a calendar year. Overtime records will be posted in each department and updated weekly.

         Section 10. It is not the desire or intent of the Company to have Company personnel excluded from the bargaining unit routinely perform bargaining unit work. The Company and the Union recognize that in certain situations it may be necessary for Company personnel to perform work regularly assigned to bargaining unit employees in order to maintain and/or safeguard the operation of the facility. The Company supervisory personnel will determine the necessity for the performance of such work. The Company is willing to meet with the Union at reasonable times to discuss the reasons for the performance of such work, if requested.

*Such work shall include:

         (a) Work involving corrective action which must be performed expeditiously or the continuity of operation would be impaired.

         (b)      Instruction or training of employees.

         (c)      Inspection or testing of equipment.

         (d)      Work of an emergency nature.

         (e)      Development work for new processes and/or procedures.

         (f)      Demonstration of equipment.

         (g)      Relief of regular employees for lunch or break periods.

         Section 11. Any regular employee (as distinguished from a probationary employee) required to perform jury duty on a day he is scheduled to work, shall be excused from work on that day. The Company shall pay the employee the difference between the amount received for such jury duty and eight hours at his regular rate of pay plus shift differential if involved.



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         The day or days paid for such jury service shall be counted as eight
(8) hours worked for the purpose of computing weekly overtime.

         Section 12.

         (a) Employees, upon the notification of the death of his or her father, mother, spouse, son, daughter, brother, sister, stepfather, stepmother, stepson, stepdaughter, half brother, half sister, mother-in-law, father-in-law, brother-in-law, sister-in-law, grandparent, spouse's grandparent, and grandchild, shall be granted his or her next three (3) scheduled working days off with pay (four (4) days off with pay if the employee is required to travel beyond a radius of 500 miles), which will be either the day of the funeral or days immediately preceding or following the day of the funeral. Payment by the Company for such time lost shall be on the basis of eight (8) hours per day at the employee's regular straight-time hourly rate, including shift differential.

         (b) The above clause shall not apply to employees on a layoff except that when an employee is notified to return to work effective on or before the date of the funeral, he shall be granted full funeral leave with pay.

         (c) As used herein, brother-in-law is defined to mean:

             (1)      the brother of one's husband or wife,

             (2)      the husband of one's sister,

             (3)      the husband of the sister of one's spouse.

             The sister-in-law is defined to mean:

             (1)      the sister of one's husband or wife,

             (2)      the wife of one's brother,

             (3)      the wife of the brother of one's spouse.

         Section 13. Every reasonable effort will be made by the Employer to avoid requesting any employee to work overtime and employees will not be penalized for refusing to work overtime if a reasonable excuse is given to the supervisor. Whenever an employee is on layoff due to lack of work or because of curtailment of operations, no overtime work will be scheduled on any work which the laid-off employee is capable of doing and is able to perform, except in cases of emergency callouts for emergency repair or unscheduled absences of other employees. The foregoing to the contrary notwithstanding, a laid-off employee will not be called back to work unless there is at least thirty-two
(32) hours' work within the payroll week for such employee.

         Section 14.

         (a) Active employees with one year seniority and who are in the Reserve of any branch of the military service, including the National Guard, who are required to attend a summer encampment as part of their Reserve obligation shall receive from the Company the difference between the amount of pay received for such summer encampment and his regular straight-time hourly rate of pay for up to a maximum of two (2) weeks per calendar year.

         (b) If a National Guard or Reserve member is required to attend a National Guard or Reserve Meeting on one of his regular scheduled work shifts, the Company will try to reschedule the employee as long as the employee gives the Company sufficient notice (before the next schedule is posted) and there is no penalty to the Company.

         Section 15.

         (a) Any employee who becomes incapacitated and, on the basis of competent medical opinion, cannot perform the duties of his regular job, may exercise his plant seniority through the bumping procedure to move to another position within the bargaining unit at the plant for which he could qualify within a reasonable period of time, but not to exceed ninety (90) days. This in no way attests the bidding rights of the employee. (The 95% rate protection is not applicable to bumping under this provision.)

         (b) Any employee who is displaced by an incapacitated employee pursuant to paragraph (a) of this Section may exercise his plant seniority to bump into another position within the bargaining unit at the plant for which he is qualified in the same manner as provided for in the job bidding procedures.

         Section 16.

         (a) When an employee works more than two (2) hours overtime, consecutive and in addition to his regularly scheduled shift hours, and every six (6) hours thereafter, the Company will provide a hot meal or payment in lieu of the meal in the amount of $7.50.

         (b) When an employee is called out and reports to work more than two
(2) hours prior to the start of his regularly scheduled shift and continues to work into his scheduled shift or does not receive at least one (1) hour off between the start of his regularly scheduled shift and the end of the call-out work (two (2) hours minimum), the Company shall provide a hot meal or payment in lieu of the meal in the amount of $7.50 and will provide an additional hot meal, or payment in lieu of the meal, in the amount of $7.50 every six hours thereafter.

         (c) The above provisions shall not apply if the overtime or call-out hours worked are scheduled or arranged four (4) or more hours prior to the start of the employees regularly scheduled shift or if the hours are required to fill the unscheduled absence of another employee. On non-scheduled days, a meal will be provided after ten (10) hours of work and every six (6) hours thereafter.

         (d) There shall be no duplication of lunches or payments under (a) and
(b) above.

                                   ARTICLE IX

                                CHANGE IN RATING

         Section 1. An employee normally performs work in both higher and lower rated jobs when required. When employees are assigned to temporarily perform work a higher rated job, they will receive the higher rate of pay for hours worked in such higher rated jobs. If an employee is temporarily assigned to such job for four (4) or more hours in the workday, he will receive the higher rate of pay for the entire workday. If he is scheduled on the weekly work schedule on a higher rated job in another classification, he shall receive the higher rate of pay for the entire workday. An employee's pay rate will not be reduced when the temporarily assigned to work in a lower rated job. This provision shall not apply to employees displaced during periods of temporary production curtailments.

         Section 2. During periods of plant shutdown when employees are needed for maintenance, repairs, or work on plant alterations, the rate paid to employees who are retained for work during the first forty-five (45) days of the shutdown shall not be less than the regular straight-time hourly rate normally paid when the plant is on production. After forty-five (45) days, and subject to paragraphs (a) and (b) of this Section, the regular straight-time hourly rate paid for all classes of work shall govern for such employees whose regular straight-time hourly rates are higher or lower.

         A plant shutdown, as referred to herein, is defined as a period during which none of the clinker burning units are in production.

         During periods of plant shutdowns, employees retained to perform necessary work shall be selected on the following basis:

         (a) Senior employees, whose regular jobs are not required, shall have the option of accepting available work for which they are qualified, or accepting layoff, except that,

         (b) The Company has the right to require that senior employees work during the shutdown if there are no junior employees with the necessary qualifications to perform the required work.

         The foregoing in no way alters the procedure which has been followed in handling of reductions brought about by production curtailment.

         Section 3.

         (a) In the event that an employee is required to clean and/or repair roofs, scale a quarry face, or work inside a silo, the hours worked shall be compensated for by multiplying the classified hourly wage rate by one-half (0.5) for each and every hour worked, and this premium shall be paid in addition to whatever compensation the employee is otherwise entitled to receive under any other section of this Agreement. Employees will not be required to work in coolers and/or other equipment until such equipment has been reasonably cooled so as not to endanger the employee's safety.

         (b) In the event an employee is required to work inside the raw mix tanks (raw silos). coal tanks, sand tanks, chalk tanks, hard rock tanks, scale house (truck loading) tanks, or when spudding out gypsum tanks, or when a passenger is in the crane cage, or when working with an asbestos suit, the hours worked shall be compensated for by multiplying the classified hourly wage rate by one-half (0.5) for each and every hour worked, this premium shall be paid in addition to whatever compensation the employee is otherwise entitled to receive under any other section of this Agreement.

(c) When unplugging a choked cyclone (including waste cyclone) from the cone area (and meal valves), mixing box (if door is open) or going inside the cyclones and duct work, pay as in 4 (a) (b) is applicable.

                                   ARTICLE X

                                  HOLIDAY PAY

         Section 1. The following days will be considered holidays for the purpose of this article:

                            New Year's Day
                            Martin Luther King's Birthday
                            Good Friday
                            Memorial Day
                            Independence Day
                            Labor Day
                            Veteran's Day
                            Thanksgiving Day
                            Day after Thanksgiving
                            Christmas Eve
                            Christmas Day

         If any of the foregoing holidays fall on Sunday, the following Monday shall be observed as the holiday. If the Monday involved is also a holiday, the following Tuesday will be observed as the holiday.

         For the purpose of this Section, a holiday is defined as a twenty-four
(24) hour period commencing with the beginning on the morning shift of the holiday.

         Section 2. Employees who do not work on the holidays specified herein shall receive holiday pay computed as follows:

         (a) Hourly employees shall receive eight (8) hours' pay at their straight-time hourly wage rate, exclusive of shift differential.

         Section 3. In order to qualify for holiday pay under Section 2, an employee must meet all of the following conditions:

         (a) The employee shall have one-hundred (100) or more days of work with the Company immediately prior to the holiday.

         (b) The employee shall have worked his last scheduled working day prior to and his next scheduled working day after such holiday unless excused therefrom by the Plant Manager on account of sickness, accident, death in the family, or other excused absence. In no event shall a holiday be paid for unless an employee has also worked during the thirty (30) day period immediately preceding or immediately following the holiday except that the thirty day limitation shall not apply if the employee was temporarily absent from work because of sickness, accident, or layoff. In any event, the employee must work at least one day in the calendar year in which the holiday is granted.

         Section 4. If a holiday occurs during an employee's vacation period, such employee will receive an additional eight (8) hours pay, provided he meets the following conditions:

         (a) The employee performs his scheduled hours of work on his last scheduled workday preceding his vacation, and also on his first scheduled workday following his vacation, except that absence from all or a part of his scheduled hours on such days shall not disqualify an employee from receiving holiday pay, if such absence is due to proven personal illness or other proven unavoidable cause satisfactory to the Plant Manager.

         Section 5.

         (a) Employees reporting for work on holidays will be guaranteed eight
(8) hours pay at two and one-half (2 1/2) times the regular straight-time hourly rate.

         (b) Callout hours worked outside of an employee's regular holiday scheduled shift and overtime hours worked on a holiday shall be compensated at a rate of two (2) times an employee's regular straight-time hourly rate.

         (c) Employees scheduled to work on a holiday but failing to report for and perform such work shall not be entitled to any holiday pay.

         Section 6. When a holiday falls on a day on which an employee would otherwise have been scheduled to work, such time paid for but not worked - not in excess of eight hours - shall be considered as hours worked for the purpose of computing weekly overtime.

                                   ARTICLE XI

                                     WAGES

         Section 1. The wage scales attached hereto (Appendix A) and made a part hereof shall be effective for the periods indicated thereon, except in case of new jobs and job changes made necessary by the installation of new and different equipment, or changes made necessary in the process of manufacturing. The Management, at its discretion, may voluntarily increase wages in any class or to any individual or class without necessitating a change in the wage of any other individual or class.

         Section 2.

         (a) In the event the permanent job content of any job classification is substantially changed, or a new job created, the Company shall set a rate for same and put it into effect, at the same time notifying the Union of its action.

         (b) The Union shall have the right to file a grievance on this rate, provided they do so within thirty (30) days after notice was given by the Company, on the question of whether the rate bears fair relationship to the rates of other jobs in the plant based on comparable requirements of skill and effort.

         (c) If, after full consideration and such conferences between the parties as may be mutually agreed upon, the grievance is not settled, it may, if application is made within fifteen (15) days after decision of the Company, be submitted to arbitration in the manner set forth in Article XV, Section 3 of this Agreement.

         Section 3.

         (a) No shift differential will be paid to an employee who works on the first shift and continues to work into the second or third shift unless he takes the place of an employee regularly assigned to work these shifts, or he is assigned to a new shift job.

         (b) Employees regularly scheduled to work on the second shift shall be paid in addition to their regular straight-time hourly job rate, $.043 per hour for all hours worked during their regular schedule.

         (c) Employees regularly scheduled to work on the third shift shall be paid in addition to their regular straight-time hourly job rate, $0.65 per hour for all hours worked during their regular schedule.

         (d) Shift differentials shall be included as part of the employees "regular straight-time hourly job rate" in the calculation of daily or weekly overtime.

                                  ARTICLE XII

                         FIRST AID AND MEDICAL SERVICE

         Section 1. The Company agrees to continue furnishing First Aid and Medical Service to its employees, according to the employee's compensation laws of the State of Alabama. It is agreed that a complete medical examination be required before an applicant is employed, also that complete medical examination of any employee may be made at any time at the discretion of the Company. Copies of reports of such examinations shall be kept on file by the Company and shall at all times be available for reference or use by the physician of the employee examined.

         Section 2. If the Company requires an employee to take a physical examination, the Company agrees to pay for the physical examination and also agrees to pay the employee at his straight-time hourly rate for all time spent in the doctor's office taking the physical examination; provided, however, employees receiving A&S and/or Workmen's Compensation benefits are not entitled to any compensation under this Section. (Doctor releases for returning to work are not considered physical examinations and will not be paid under this Section.)

                                  ARTICLE XIII

                               SAFETY AND WELFARE

         Section 1. The Company, for many years in the past having pursued the policy of installing safety devices for the protection of the lives and health of its employees, agrees to make no changes in such policy and to continue plant improvements in this respect as may be mutually agreed upon from time to time by its representatives and Plant Safety Committee. The Company also agrees to continue maintaining the wash house with heat, light and plenty of hot water, and keep the toilets and other fixtures and floors in sanitary condition.

         Section 2. It is mutually agreed that the efforts of both the Company and its employees will be directed to maintain all equipment and tools in a safe and efficient working order.

         Section 3. The wearing of safety shoes is a mandatory condition of employment and the Company will provide such safety shoes without cost to regular employees on the following basis:

         Safety shoe catalogs will be available in the Storeroom detailing the selections available to the employees and all safety shoes will be ordered through these catalogs at the Plant.

         Each January during the term of this Agreement, all regular employees (as distinguished from probationary and/or temporary summer employees) will be provided two (2) pairs of safety shoes.

         Section 4.

         (a) The wearing of safety glasses is a mandatory condition of employment and the Company will provide safety glasses to each employee. Those employees requiring prescription glasses must obtain the necessary prescription and present such prescription to the Storekeeper where orders for glasses will be placed with optional firm selected by the Company. A standard type of safety glasses and frames will be provided.

         (b) The Company will replace all broken or damaged glasses returned to the storeroom. The employee will be allowed four (4) pairs if no exchange, but with a reasonable excuse. An amount equal to the Company's cost will be paid by the employee for pairs in excess of four (4) unexchanged pairs.

         Section 5. A Joint Safety and Health Committee shall be established consisting of four (4) members, two (2) appointed by the Local Lodge. In the event that a member is absent from a meeting of the Committee, his alternate may attend and when in attendance shall exercise the duties of the member. The Safety Director or his designee will be the fifth member and act as Chairman of the Committee.

         The Joint Committee shall meet as often as necessary, but not less than once each month, at a regularly scheduled time and place, for the purpose of jointly considering inspecting, investigating, and reviewing health and safety conditions and practices and investigating accidents, and for the purpose of jointly and effectively making constructive recommendations with respect thereto, including but not limited to the implementation of corrective measures to eliminate unhealthy and unsafe conditions and practices, and to improve existing help and safety conditions and practices, and to study and recommend formal safety training programs to Management. All matters considered and handled by the Committee shall be reduced to writing, and joint minutes of all meetings of the Committee shall be made and maintained. One Union

Representative to the Committee will accompany a Federal or State investigator on a walk-around inspection or investigation if the inspector so requests, and will attend any pre- or post-inspection conferences.

         All time spent in connection with the work of the committee by a Union Representative including walk-around and in pre- and post-inspection conferences, time spent in relation to Federal and State inspections and investigations as provided for above, shall be compensated at the employees regular straight-time hourly wage rate. Any time spent during the hours the employee is scheduled to work shall count toward the calculation of any penalty or premium pay section of this Agreement including but not limited to daily or weekly overtime. Any time spent outside of the hours the employee is scheduled to work shall not count toward the calculations of any penalty or premium pay section of this Agreement. No time spent outside of the hours the employee is scheduled to work shall be compensated at a rate greater than one (1) times the employee's straight-time hourly wage rate.

         Any employee who believes his job presents a hazard to his safety or health may request an immediate review of his job by the Joint Safety and Health Committee. No employee shall be disciplined or discharged for refusing to work on a job if his refusal is based on a bona fide claim that said job is not safe or might unduly endanger his health or safety.

                                  ARTICLE XIV

                               VACATIONS WITH PAY

         Section 1.

         Effective January 1, 1987, all employees covered by this Agreement shall be granted vacation with pay in each calendar year provided they have qualified under the following terms and conditions:

         (a) For employees who have been in the continuous service of the Company for one (1) year or more, the length of vacation shall be two (2) weeks (10 days).

         b) For employees who have been in the continuous service of the Company for five (5) years or more, the length of vacation shall be three (3) weeks (15 days).

         (c) For employees who have been in the continuous service of the Company for fifteen (15) years or more, the length of vacation shall be four (4) weeks (20 days).

         (d) For employees who have been in the continuous service of the Company for twenty-five (25) years or more, the length of vacation shall be five (5) weeks (25 days).

         The foregoing to the contrary notwithstanding, no employee will be granted less vacation in any calendar year than he was eligible for on December 31, 1986, under the provisions of Article XIV, Section 1 of the prior (expired) Labor Agreement.

      Section 2.

         (a) Employees whose vacation entitlement in any one year is three (3) weeks or more may elect to receive vacation pay in lieu of time off in accordance with paragraph (b) following.

         (b) Such pay in lieu of time off must be taken in one (l) week increments not to exceed the maximum according to the following schedule:

                  Entitlement                         Pay Maximum
                  -----------                         -----------
                  3 weeks                                     1 week
                  4 weeks                                     2 weeks
                  5 weeks                                     2 weeks
                  6 weeks                                     3 weeks
                  7 weeks                                     3 weeks

         (c) Request for pay in lieu of time off must be submitted prior to March 1 of the year during which the vacation is due.

         (d) Vacation periods shall be in minimum units of one week (five regular work days) duration.

         Section 3. Vacation pay will be based on a forty (40) hour week at the rate of the permanently assigned classification on which an employee is working at the time he takes his vacation. If an employee has held a single higher rated classification for more than six (6) months during the year preceding his vacation, he will receive vacation pay computed at the higher rate. Vacation pay shall include appropriate shift differential for those on fixed shifts. Employees working on rotating shifts shall be paid an average of the rates for the rotating shifts involved.

         Section 4. Vacation shall be considered by both parties as a period of recreation and all eligible employees shall receive the benefit of being absent from work during such period as may be agreed upon, scheduled, and posted prior to June 1st of each year. Vacations will, as far as possible, be granted at times most desirable to employees. Seniority shall be given preference in the selection of vacation periods but the final right of allotment of vacation period is exclusively reserved to the Management in order to insure the orderly operation of the plant.

         Section 5. Vacations will not be cumulative, but so far as practicable will be granted at times most desired by employees, but the final right of allotment, including vacation assignment during periods of shutdown and curtailment, is exclusively reserved to the Company in order to insure the orderly operation of the plant.

         Where requested vacation periods conflict, preference shall be given to the employee who is senior in service.

         Section 6. An employee with more than one (1) year of seniority shall, with respect to earned vacation time subsequent to his last employment anniversary date, be entitled to credit for such time upon termination for any reason, prorated on the basis of one-twelfth (1/12) for each one hundred (100) compensated hours; but such probation shall not exceed his maximum allowable annual vacation.

         Section 7. In case of termination of an employee for any reason, the Company shall pay him or, in the event of his death, to the beneficiary of Life Insurance, any vacation due him.

         Section 8. The Company will permit employees to use up to one (1) week of this vacation on a day-to-day basis for prearranged personal business. Prearrangement for use of vacation for personal business must provide the Company with ample time to change work schedules without payment of the change of schedule penalty.

                                   ARTICLE XV

                              GRIEVANCE PROCEDURE
                             HANDLING OF COMPLAINTS

         Section 1. The purpose of this Article is to provide an orderly method for adjustments of differences which may arise between the Company and the Union.

         Section 2.   Grievances shall be processed in the following manner:

         (a) The employee and/or his Committeeman within a five (5) day period shall first make an effort to arrive at a satisfactory agreement with the employee's foreman. The foreman shall answer the grievance within two (2) days (exclusive of Saturday, Sunday and Holidays). If the grievance is not satisfactorily settled at Step (a), the grievant or Local Committee may process the grievance to Step (b) provided, however, they do so within thirty (30) days from the occurrence or the alleged grievance becomes known.

         (b) Failing to arrive at a satisfactory settlement at Step (a), the grievance may, within thirty (30) days after the occurrence, be reduced to writing and submitted to the Plant Manager. Such grievance(s) will be discussed at a meeting to be held monthly, or at any other mutually agreeable time, and every effort will be made to settle the dispute. The Plant Manager or his designee shall answer the grievances within five (5) working days of the second step meeting.

         (c) Any grievance(s) not resolved in accordance with Step (b) above may be referred by the Union Committee to the Director, Employee Relations or his designee and a Representative of the International Union. The Representative of the International Union and the Director - Employee Relations or his designee and the Union Plant Committee shall meet to discuss such grievances within thirty (30) days after receipt of the written answer in
Section 2 (b). (The time limits may be extended by mutual agreement between the parties.)

         The Director - Employee Relations or his designee shall give his answer(s) in writing within ten (10) working days after the third step meeting.

         Section 3. Any grievance which is not resolved in accordance with the above procedure may be appealed to arbitration upon written notice of either party to the other within fifteen (15) days exclusive of Saturday, Sunday or Holidays after receipt of written answer in Section 2(c).

         In the event the parties cannot agree upon an impartial arbitrator within ten (10) days, the party desiring arbitration may request the Federal Mediation and Conciliation Service to submit a list from which an arbitrator shall be chosen.

         The decision of the arbitrator shall be final and binding upon both parties. It is understood, however, that the impartial arbitrator shall have no authority to change, add to, or subtract from any of the provisions of this Agreement.

         (a) It is agreed that no more than four (4) cases will be presented at one (1) series of hearings.

         (b) It is agreed that any expense incurred in connection with arbitration shall be paid in equal amounts by the Union and the Company.

         Section 4. In the event an employee is discharged and desires to take up the matter as a grievance, then this complaint shall be filed in writing with the Plant Manager within three (3) days after discharge (excluding Saturday, Sunday, and Holidays), and shall be promptly carried through the applicable provisions for the handling of grievances, including arbitration, if necessary. If no complaint is filed within three (3) days, then the Company will be deemed to have been within its rights in such discharge.

         Section 5. Nothing in the Agreement shall be construed as obligating the parties to arbitrate any contract negotiations.

         (a) Any grievance not processed within the time limits specified in this Article shall be forfeited without precedent or prejudice with regard to future cases.

         Section 6. The Company agrees that so long as this Agreement is in effect, there shall be no lockouts. The closing down of the facility or any part thereof or curtailing any operations or routes for business reasons shall not be construed to be a lockout.

         The Union, its officers, agents, members, and the employees covered by this Agreement, agree that so long as this Agreement is in effect, there shall be no strikes, sit-downs, slow-downs, stoppages of work, boycotts, holidays other than those provided by this Agreement, continuous meetings, concerted mass sickness or any other acts or denial or services which would interfere with the Company's operations and it is further agreed that the Union, its officers, agents, members and the employees covered by this Agreement shall not encourage, condone, or engage in any sympathy strike nor honor any picket line, strike, sit-down, slow-down, work stoppage, boycott, labor holiday, continuous meeting, concerted mass sickness or any other acts or conduct that interfere with the Company's operations.

         The Union, its officers, agents, members and employees agree that if any acts, conduct or withholding of services prohibited by this Article occur or are threatened, they shall take all reasonable and necessary steps to prevent and stop any and all such interference by persons subject to this Agreement. Such reasonable and necessary steps shall include, but not be limited to, immediately dispatching a representative to the scene of the interference; removing or restraining all local Union officers, stewards, and/or committeemen participating in activities violating this Article, sending, within eight (8) hours, a telegram to each employee, demanding, exhorting and requiring each employee to immediately cease any activities violating this Article, and to return to work and honor the terms and conditions of this Agreement; and in addition, the Union shall discipline the employees who participated in activities violating this Article.

         Any employee subject to the terms of this Agreement who violates
Section 6 of this Article will be subject to disciplinary action by the Company, including discharge.

         There shall be absolutely no interference by the Union, its officers, agents, employees, or members, to prevent or impede free ingress and/or egress by any person to and from the Company's property or customer's property or the free and unhindered use of Company's, customer's or supplier's equipment or vehicles.

         Section 7. An employee shall have the right to see his Union Steward (Committeemen) or other available member of the Union Committee to discuss any matter affecting his rights or privileges. A steward or other officer of the Local Lodge shall, upon request to his supervisor, be granted relief from his job for a reasonable period of time to investigate or attempt to settle a dispute. The steward or other officer of the Local Lodge shall not leave his job without the consent of his supervisor and such request for relief shall not be unreasonably denied. Local Lodge Officers and Stewards (Committeemen) off duty, and representatives of the International Union, shall, upon notice to the Company, be permitted on the Company's premises to investigate grievances.

         Section 8. Meetings will be conveniently scheduled so as to complete all business within the normal working day for day employees. Any employee who is scheduled to work during the hours the meeting is held and who attends the meeting will be compensated by multiplying his regular classified hourly wage rate by the hours he attends the meeting. In addition, if this employee attends the meeting beyond his normal quitting time, he will be compensated for each additional hour he attends the meeting by multiplying his regular classified hourly wage rate by one (1) and said additional hour or hours shall not count toward daily or weekly overtime.

         Section 9. Any member of the Committee who is not scheduled to work during the hours the meeting is held, who is not scheduled to work the third shift immediately following the meeting, and who attends the meeting, will be compensated by multiplying his regular straight-time hourly wage rate by all hours he attends the meeting. Any hours paid under this paragraph shall not count toward the calculation of any penalty or premium pay section of this Agreement including but not limited to daily or weekly overtime. Any employee who is receiving SUB benefits, sickness and accident benefits, or Workmen's Compensation benefits for the day of the meeting or who is absent due to disciplinary layoff shall not receive any compensation under this paragraph.

         Section 10. When a meeting is scheduled at which a representative of the International Union and a representative of the Company from Cleveland will attend, any member of the

Committee who is scheduled to work the third shift immediately preceding the meeting will be excused from working the third shift and will be compensated by multiplying eight (8) hours at his regular classified hourly wage rate plus shift differential if the employee has attended the meeting.

         Any member of the Committee who is scheduled to work the second shift if the employee has attended the meeting for six (6) hours. In the event the employee is excused from working the second shift, he will be compensated by multiplying eight (8) hours at his regular classified hourly wage rate plus shift differential.

         Section 11. Unsatisfactory Performance Reports and/or disciplinary letters will be removed from the employee's personnel file after twelve (12) consecutive months and will be destroyed.

         Section 12. When there is to be a discussion between an hourly employee and a supervisor that is intended to be a disciplinary measure, the Union will, if requested by the employee, insure that a Committeeman or other designated employee be present.

         It is not the intent of this Section to expand the total number of Committeemen as provide in Section 1 of Article III.

                                  ARTICLE XVI

                                LEAVE OF ABSENCE

         Section 1. A leave of absence for the purpose of accepting a position with the Cement, Lime, Gypsum and Allied Workers Division, International Brotherhood of Boilermakers, Iron Ship Builders, Blacksmiths, Forgers and Helpers at the local, district or international level or the AFL-CIO or any of its subordinate bodies, shall be available to not more than three employees from each plant at any one time. Application for such leave shall be submitted to the Company in writing thirty (30) days prior to the effective date of such leave to permit proper provisions to be made to fill the job to be vacated. Leaves of absence for this purpose shall be for an indefinite period.

         During such leave, seniority shall accumulate. Group insurance coverage shall be suspended after thirty (30) days of such leave. All insurance coverages will be reinstated upon returning to work with the Company. Upon returning to work, such employee will be reinstated on his former job, providing it is still in existence; if not, he shall be eligible to apply for any job within the bargaining unit by means of the existing bidding procedure or by bumping.

                                  ARTICLE XVII

                              TERMINATION BENEFIT


         Section 1. The Company will pay benefits in amounts equal to those provided by Section 2 of Article VII of the SUB Plan upon termination of employment of an employee who is age sixty-five (65) or older, provided such employee is not eligible for a pension under the current Pension Plan covering bargaining unit employees.

         On or after July 1, 1990, an employee with at least one year of Credited Service (computed as of the date of his application for a Termination Benefit) shall be eligible for a Termination Benefit in an amount as provided in Section 2 of this Article. Upon termination of his employment, provided, however, that if a terminated employee shall not have applied for such benefit within one year after the Company shall have mailed notice of his termination to him at his last address as shown on Company records, his right to such benefit shall stand forfeited. In no event shall a Termination Benefit be paid upon normal or disability retirement of an employee under the terms of the Pension Plan for Hourly Employees of the Company.

         But provided further, however, that if a terminated employee shall die within one year after the Company shall have mailed notice of his termination to him at his last address as shown on Company records and such employee has not made application for such benefit prior to his demise, such benefit in the amount which would have been payable to him in any event shall be paid to the deceased employee's beneficiary.

         "Termination" as used in Sections 1 and 2 of this Article solely means ceasing employment from the Company by reason of a layoff commencing on or after the effective date of this Agreement of two or more years duration (or lesser duration where loss of seniority is involved) or a termination of employment from the Company resulting from a permanent shutdown of the plants department or subdivision thereof, which occurs after the effective date of this Agreement. The term also includes termination of employment from the company by reason of disability, where such disability occurs on or after February 1, 1993, where the employee is age sixty-five (65) or older and the employee is not eligible for an immediate Pension under the Pension Plan covering bargaining unit employees.

         Section 2.

         The lump sum Termination Benefit payable on the termination of an eligible employee who is ineligible for an immediate normal, late, disability or early retirement benefit under the Pension Plan shall be forty (40) times the product of the employee's years of Credited Service and his regular straight-time hourly rate. The lump sum Termination Benefit payable on the termination of an eligible employee who is eligible for an early retirement benefit under the Pension Plan shall be twenty (20) times the product of the employee's years of Credited Service and his regular straight-time hourly rate.

         If the Company reopens facilities which had been permanently shut down within three years of the date of the permanent shutdown, any pensioner, or former employee who has been paid termination benefits in accordance with the collective bargaining agreement and who returns to work, shall be required to reimburse the Company an amount equal to the termination benefits at a rate not to exceed $25.00 per calendar week.

                                 ARTICLE XVIII

                       PAYROLL DEDUCTIONS AND UNION LABEL

         Section 1. The Company will deduct from the pay of any employee his Union membership dues upon presentation of an order signed by such individual; such authorization to conform with State and Federal laws.

         Section 2. The Company will sign a Union Label Agreement when it can do so in accordance with the terms of such Agreement and in such case, will place the Union Label of the Cement, Lime, Gypsum and Allied Workers Division, International Brotherhood of Boilermakers, Iron Ship Builders, Blacksmiths, Forgers and Helpers on its cement packages.

         Section 3. The Company will withhold amounts as deposits to an employee's account in a credit union or as repayments of loans to any employee by a credit union upon written authorization by the employee on a form provided by the credit union containing an agreement by the employee satisfactory to the Company releasing the Company from any liability for any amount so withheld.

         Section 4. The Company will deduct from each employee's regular paycheck contributions for the City of Hope upon written authorization by the employee on a form containing an agreement by the employee satisfactory to the Company releasing the Company from any liability for any amount so withheld.

         Employees contributing to the City of Hope cannot discontinue or change such contributions for one year.

                                  ARTICLE XIX

                                GROUP INSURANCE

         Section 1. Group medical and dental coverage shall be provided through The Blue Cross/ Blue Shield Preferred Provider Plan, as agreed upon, and shall be maintained for the duration of this agreement.

Employees shall be required to make weekly premium payments, which shall be payroll deducted, to maintain coverage under the group plan as follows:


Effective May 1, 1996 and for the following twelve months premium payments shall be as follows:

                      Single coverage       -           $2.97 per week
                      ------------------------------------------------
                      Employee & Spouse     -           $5.64 per week
                      ------------------------------------------------
                      Family                -           $8.36 per week
                      ------------------------------------------------

Effective May 1, 1997, employees' premium contributions shall be increased by the percentage of increase in premium costs. However, an employee's weekly contributions during the twelve month period beginning May 1, 1997 shall not exceed the following:


                      Single coverage       -           $3.12 per week
                      ------------------------------------------------
                      Employee & Spouse     -           $5.93 per week
                      ------------------------------------------------
                      Family                -           $8.77 per week
                      ------------------------------------------------

Effective May 1, 1998, employees' premium contributions shall be increased by the percentage of increase in premium costs. However, an employee's weekly contributions during the twelve month period beginning May 1, 1998 shall not exceed the following:

                      Single coverage        -           $3.28 per week
                      -------------------------------------------------
                      Employee & Spouse      -           $6.22 per week
                      -------------------------------------------------
                      Family                 -           $9.21 per week
                      -------------------------------------------------

Effective May 1, 1999, employees' premium contributions shall be increased by the percentage of increase in premium costs. However, an employee's weekly contributions during the twelve month period beginning May 1, 1999 shall not exceed the following:

                      Single coverage       -            $3.44 per week
                      -------------------------------------------------
                      Employee & Spouse     -            $6.53 per week
                      -------------------------------------------------
                      Family                -            $9.67 per week
                      -------------------------------------------------

A section 125c plan will be made available to enable employees to have premium payments deducted pre-tax.

                                   ARTICLE XX

                                  CONTRACTORS

Section 1.

(a) Contracting or subcontracting of work by the Company will not directly result in the layoff or other reduction of employees on the seniority lists except through attrition of such employees in the respective bargaining unit by quits, retirements or discharge for cause. The foregoing to the contrary notwithstanding, manpower reduction limitations do not apply to contracting arrangements for:

       1.     new construction, or

       2. work involved in major modification(s) during a period when one or more kilns are not operated, or

       3.     obtaining raw materials, finished or semi-finished products.

(b) The intent of paragraph (a) above is that the Company will not contract with other parties for production and maintenance work customarily performed by bargaining unit employees unless it is more economical or efficient for the Company to do otherwise.

(c) The Company agrees to notify the Local Lodge of its decision to contract with other parties for such work, in advance if reasonably possible and to meet with Local Lodge representative(s) upon request to discuss the reason(s) causing the Company to decide to contract out such work.

(d) If the Company enters into Contract arrangements for obtaining raw materials, finished or semi-finished products, and such contracting arrangements directly result in the layoff of bargaining unit employees the Company will guarantee to an employee with twenty (20) or more years of credited service twelve (12) consecutive weeks of layoff benefits following the employee's involuntary layoff, during the term of the agreement(s). Such layoff benefit will be as defined and determined by the provisions of Article VIII, Section 1 of the prior (terminated) S.U.B. Plan.

                                  ARTICLE XXI

                                SUCCESSOR CLAUSE

         Section 1. This Agreement shall be binding upon the parties hereto, their successors, administrators, executors and assigns. In the event of the sale or lease by the Company of the plant covered by this Agreement or, in the event such plant is taken over by sale, lease, assignment, receivership or bankruptcy proceedings, such operation shall continue to be subject to the terms and conditions of this Agreement for the life thereof. The Employer shall give notice of the existence of this Agreement to any purchaser, lessee, assignee, etc., of this Agreement. Such notice shall be in writing with a copy to the Union not later than the effective date of sale.

                                  ARTICLE XXII

                                 MISCELLANEOUS

         Section 1. The Company agrees to provide each employee with a copy of the Labor Agreement, Insurance, Pension and Supplemental Unemployment Benefit Plan in booklet form no larger than 3 1/2" x 6"; said booklets to bear the Union label on the cover.

         Section 2. The Company will continue its existing local practices regarding the furnishing of gloves.

         Employees who are not presently receiving gloves under existing local practices shall receive one pair of gloves at the beginning or each contract year, and each such employee shall receive a maximum of one additional pair per contract year from the Company upon the return of his worn out gloves.

         In the event such an employee wears out and returns the two pairs of gloves provided to him, the Company shall sell him an additional pair of gloves for each worn out pair of Company provided gloves he returns. Said gloves shall be sold to the employee at the price paid by the Company.

         Section 3.A non-contributing 401-k plan will be made available effective 9-1-96. Employees will be permitted to contribute the maximum allowed by law.

                                 ARTICLE XXIII

                               TERMS OF AGREEMENT

       Section 1. After ratification by the members of the Local Lodge, this Agreement shall become effective and remain in full force and effect and be binding upon the parties hereto from May 1, 1996, to and including April 30, 2000. and it shall continue in full force and effect thereafter from year to year until either party on or before March 1st of any year beginning March 1, 2000 gives written notice to the other party of its desire or intention either to alter or modify or to terminate the same. If such notice is given, the parties hereto shall begin negotiations not later than March 31 in such year and this Agreement shall continue in full force and effect until completion and signing of a new Agreement, provided, however, that after such negotiations have continued without reaching an agreement until May 1 in any year, then either party may terminate this Agreement at any time thereafter upon notice.

       The written notice set forth above by either party shall contain any changes or amendments desired, and only such changes or amendments as are contained in the two written notices shall be discussed by the conferees.

       Section 2. The proposals and counter proposals made by each party shall not be used or referred to in any way during or it connection with the arbitration of any grievance arising under the provisions of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement this _____ day of _______, 1996.

CEMENT, LIME, GYPSUM AND ALLIED
WORKERS DIVISION
INTERNATIONAL BROTHERHOOD OF
BOILERMAKERS, IRON SHIP BUILDERS
BLACKSMITHS, FORGERS AND HELPERS
AFL-CIO.                                           MEDUSA CEMENT COMPANY


----------------------------------           -----------------------------------
J. C. TODD                                                TOM RENFROW

LOCAL LODGE D-79

----------------------------------           -----------------------------------
MARVIN FORD                                               ANTHONY M. ZINGALES

----------------------------------           -----------------------------------
CHUCK GLASS                                               LAYNE NALL

----------------------------------
DAVID McCANTS

                                 ATTACHMENT "B"
                       WAGE RATES AND JOB CLASSIFICATIONS
                                   DEMOPOLIS


                                                Wage          Wage
Job Classification & Progression Standards      Rate          Grade       Job Tasks
------------------------------------------      ----          -----       ---------
Serviceman
New Hire Rate                                 $ 10.00             1          Small Mobile Equipment
I @ 61st day worked                             10.57             2          Pickup Truck, Forklift
II @ 6 months after D.O.H.                      11.12             3          Sweeper, Small Front
III @ 1 year after D.O.H.                       11.98             4          End Loader (carscoop)
IV @ 1-1/2 years after D.O.H. and qualified     12.57             5
      on all small Mobile Equipment             13.74             6          Vacuum Truck
                                                14.91             7          Barge Loading



Mobile Equipment Operator

Entry Level Rate                                13.74             6
I @ 6 months & qualified on specified           14.91             7          Dump Truck, F.E.L. Loader
   equipment and tasks
II @ 1 year & qualified on all equipment        16.34             9          Operation of Hydraulic
& actually operating a Crane                                                 Crane

Finished Product Handler

Entry Level Rate                                13.74             6          Switchman
I @ 6 months and progressing satisfactorily     14.91             7          Trackmobile
II @ 1 year and qualified in all tasks          16.34             9          Bulkloading (certified
        including use of computer terminal,                                     weighman)
        and assigned to bulkloading

                                       3

                                                Wage          Wage
Job Classification & Progression Standards      Rate          Grade       Job Tasks
------------------------------------------      ----          -----       ---------

Control Room Operator

Entry Level Rate                              $ 14.91              7         Operation of
II @ 6 months & progressing satisfactorily      16.08              8         Control Room
II @ 1 year & performing as Central Control     17.90             11
       Room Operator (Dry Plant)


Mechanical Maintenance Journeyman

Entry Level Rate                                13.74              6         Skills: Welder,
I  @ 1 year & satisfactory progress in          14.91              7         Machinist, Repairman
    program
II @ 2 years & satisfactory progress in         16.08              8
   program (1 skill minimum)
III @ 3 years & satisfactory progress in        17.25             10
   program (2 skill minimum)


Electrical/Instrument Maintenance Journeyman

Entry Level Rate                                13.74              6         Skills: Systems Repair,
I  @ 1 year & satisfactory progress in          14.91              7         Electrician,
   program                                                                   Instrument Repair
II @ 2 years & satisfactory progress in         16.08              8
   program (1 skill minimum)
III @ 3 years & satisfactory progress in        17.25             10
   program
IV @ 4 years & satisfactory progress in         17.90             11
   program (2 skill minimum)

                                                Wage          Wage
Job Classification & Progression Standards      Rate          Grade       Job Tasks
------------------------------------------      ----          -----       ---------

Storeroom Attendant

Entry Level Rate                              $ 13.74              6         In order to get to top
I  @ 6 months & progressing satisfactorily      14.91              7         level must perform at
II @ 1 year & performing as Central Control     16.34              9         Storekeeper level and
    Room Operator (Dry Plant)                                                use computer


Process Equipment Attendant

Entry Level Rate                                13.74              6
I   @ 6 months & qualified on specified         14.91              7         Oiler
   equipment and tasks
II  @ 1 year                                    16.08              8         Utilityman
III @ 2 years and qualified on all tasks,       16.34              9         Above, plus moderate
   and assigned to moderate mechanical                                       repairs
   repairs.


Quarry Equipment Operator

Entry Level Rate                                13.74              6
I  @ 3 months & qualified on specified          14.91              7
      equipment and tasks
II @ 6 months & qualified on additional         16.08              8
   specified equipment and tasks
III @ 1 year & qualified on all equipment       16.34              9         Quarry FEL, Bulldozer,
   plus operating the large front end                                        Scraper
   loader, bulldozer, or scraper

Job Progression conditions

An employee who is reclassified to one of the above nine (9) classifications, through either the bidding procedure or by placement, must learn the associated tasks and progress satisfactorily through Level I of the classification. Any employee who fails to qualify at Level I of the respective classifications will be disqualified and demoted to Serviceman. Any employee in the Finished Product Handler, Storeroom Attendant, Control Room Operator, Mechanical Maintenance Journeyman and Electrical/Instrument Maintenance Journeyman classifications who fails to progress to the next wage level (Level 11 or 111) of the respective classification in the specified time will be disqualified and demoted to Serviceman. An employee in the Mobile Equipment operator Process Equipment Attendant, and Quarry Equipment operator classifications who meets the qualifications for Level I of the respective classification will be paid at that wage rate level until he meets the qualification for a highest level (Level 11 or 111) in the classification and is assigned to actually perform a specific task at the higher level in the classification.

                                 ATTACHMENT "B"

                         Wage Rates and Effective Dates

                               Demopolis, Alabama

                              Local Lodge No. D-79


                                             Wage Rates Effective
                                    -----------------------------------------

Wage
Grade             5/1/96            5/1/97           5/1/98            5/1/99
-----             ------            ------           ------            ------
    1             10.00              10.45           10.90             11.35

    2             10.57              11.02           11.47             11.92

    3             11.12              11.57           12.02             12.47

    4             11.98              12.43           12.88             13.33

    5             12.57              13.02           13.47             13.92

    6             13.74              14.19           14.64             15.09

    7             14.91              15.36           15.81             16.26

    8             16.08              16.53           16.98             17.43

    9             l6.34              16.79           17.24             17.69

   10             17.25              17.70           18.15             18.60

   11             17.90              18.35           18.80             19.25

* Employees will be upgraded to grade six in the serviceman's bracket while operating the vacuum truck.

May 1, 1993




Cement, Lime, Gypsum and Allied Workers Division
International Brotherhood of Boilermakers,
Iron ship Builders, Blacksmiths, Forgers and Helpers
Local Lodge No. D-79
P. O. Box 728
Demopolis, Alabama 36732

Gentlemen:

This will confirm our understanding with regard to filling jobs requiring work on unusual shifts.

It was agreed that when work in a classification is to be regularly scheduled for an indefinite period on an unusual shift which substantially overlaps several hours on each of two regular shifts, the Company will schedule an employee to work such unusual shift in accordance with the following example:

A Mechanical Maintenance Journeyman is to be regularly scheduled to work five
(5) days per week, 7:00 p.m. to 3:00 a.m. for an indefinite period. As this is an unusual shift overlapping each of the second and third shifts by several hours, the Company will seek a volunteer from among the classified Mechanical Maintenance Journeyman; if there are no volunteers, the junior Mechanical Maintenance Journeyman will be scheduled to work the unusual shift.

Very truly yours,



T.L. Renfrow
Plant Manager

May 1, 1993




Cement, Lime, Gypsum and Allied Workers Division
International Brotherhood of Boilermakers
Iron Ship Builders, Blacksmiths, Forgers and Helpers
Local Lodge No. D-79
P. O. Box 728
Demopolis, Alabama 36732

Gentlemen:

This will confirm our understanding that if an employee is affected by an incapacitated employee as provided for in Article VIII, Section 15 (a), such affected employee may bump in accordance with his seniority if qualified to perform the job after being given the opportunity to perform the job for thirty days.

Very truly yours,




T.L. Renfrow
Plant Manager

May 1, 1993





Cement, Lime, Gypsum and Allied Workers Division
International Brotherhood of Boilermakers,
Iron Ship Builders, Blacksmiths, Forgers and Helpers
Local Lodge No. D-79
P. O. Box 728
Demopolis, Alabama 36732

Gentlemen:

This will confirm our understanding that in the event of curtailment, the affected employee can bump to any position to which his seniority will take him, so long as he is immediately qualified to perform that job.

Very truly yours,




T.L. Renfrow
Plant Manager

May 1, 1993




Cement, Lime, Gypsum and Allied Workers Division
International Brotherhood of Boilermakers
Iron Ship Builders, Blacksmiths, Forgers and Helpers
Local Lodge No. D-79
P. O. Box 728
Demopolis. Alabama 36732

Gentlemen:

This will confirm our understanding with regard to the scheduling of vacation replacements.

It was agreed that if the Company wishes to fill a job while the incumbent employee is on vacation, it will schedule (on the schedule board) another employee to temporarily fill such job for the specified period of time.

Management retaining the right to determine whether or not it is necessary to fill any job.

Very truly yours,




T.L. Renfrow
Plant Manager

May 1, 1993



Cement, Lime, Gypsum and Allied Workers Division
International Brotherhood of Boilermakers,
Iron Ship Builders, Blacksmiths, Forgers and Helpers
Local Lodge No. D - 79
P. O. Box 728
Demopolis, Alabama 36732

Gentlemen:

This will confirm our understanding with regard to the applicability of substance abuse testing of employees.

It is our intention to provide our employees, customers, suppliers and visitors to the plant with a safe environment. It is also our intent to comply with federal safety laws regarding the introduction, possession, distribution (or intent to distribute) or use of controlled substances or intoxicating beverages on company property. Specifically Subpart 56.20001, Intoxicating Beverages and Narcotics, of the Mine Safety and Health Administration Safety and Health Standards to Surface Metal and Material Mining and Million Operations, 30 CFR,
Part 56, provides:

Intoxicating beverages and narcotics shall not be permitted or used in or around mines. Persons under the influence of alcohol or narcotics shall not be permitted on the job.

Employees suspected with "reasonable cause" of violating the above provision shall be subjected to the appropriate testing procedures to determine whether or not such a violation has occurred. The parties shall develop and implement a procedure to be allowed should such a violation be detected.

Non-employees shall be asked to leave the plant property. A determination will be made at the time as to whether any other action should be taken regarding the situation.

Very truly yours,




T.L. Renfrow
Plant Manager

May 1, 1993



Cement. Lime, Gypsum and Allied Workers Division
International Brotherhood or Boilermakers
Iron Ship Builders. Blacksmiths, Forgers and Helpers
Local Lodge No. D-79
P. O. Box 7213
Demopolis, Alabama 36732

Gentlemen:

This will confirm our understanding reached in 1975 contract negotiations with regard to the following:

EYE EXAMINATION

      The Company will pay the usual reasonable and customary charge for the eye examination of an employee's eyes only for the purpose of determining the proper prescription for the employee's safety glasses, provided that:

1. such prescription safety glasses are to be used in the course of employment with the Company and,

2. no more than one (1) such examination shall be covered in any calendar year.

Very truly yours.




T.L. Renfrow
Plant Manager

May 1, 1993


Cement, Lime, Gypsum and Allied Workers Division
International Brotherhood of Boilermakers,
Iron Ship Builders, Blacksmiths, Forgers and Helpers
Local Lodge No. D-'79
P. O. Box 728
Demopolis, Alabama 36732

Gentlemen:

The following agreement applies with respect to the Control Room Operator training period:

       "After, or during, the first ninety (90) days of a six month period, the Trainee may be disqualified by the Company or the trainee may elect to leave classification voluntarily and return to his former classification. If during the second ninety (90) day period the trainee is disqualified by the Company, he may bump any less senior employee, except those in a training program of in maintenance departments. There shall be no disqualifications after 180 days. It is also understood that 180 days means kiln operating time."

Very truly yours,




T.L. Renfrow
Plant Manager

May 1, 1993



Cement. Lime. Gypsum and Allied workers Division
International Brotherhood of Boilermakers
Iron Ship Builders, Blacksmiths, Forgers and Helpers
Local Lodge No. D-79
P. 0. Box 728
Demopolis, Alabama 36732

Gentlemen:

This will confirm our understanding with respect to the following:

     (1) Any settlement made to resolve a grievance will be paid to the affected employee(s).

     (2) With respect to the Control Room Operator Training Period (letter dated June 11, 1984), it is understood that "no disqualification of 180 days refers to the training period only". Management retains the right to disqualify for cause at any time.

     (3) The fifth shift is reinstated and the agreement to seek volunteers for specific jobs is canceled.

Very truly yours,




T.L. Renfrow
Plant Manager

May 1, 1993



Cement, Lime, Gypsum and Allied workers Division
International Brotherhood of Boilermakers
Iron Ship Builders, Blacksmiths, Forgers and Helpers
Local Lodge No. D-79
P. O. Box 728
Demopolis, Alabama 36732


Gentlemen:

During our recent contract negotiations the Company agreed to the following policy statement:

In many instances, the Company does offer the senior man upgrades to higher rated classifications and will continue to do so depending on the circumstances. The Company, however, declines the Union's request to make assignments in this manner a contractual requirement. However, if the Union determines that a repeated Pattern and practice of ignoring seniority on upgrades has developed concerning a particular individual or group of individuals, it may grieve such allegation directly to the Plant Manager.

Very truly yours,




T.L. Renfrow
Plant Manager

May 1, 1993


Cement, Lime, Gypsum and Allied Workers Division
International Brotherhood of Boilermakers
Iron Ship Builders, Blacksmiths, Forgers and Helpers
Local Lodge No. D - 79
P. O. Box 728
Demopolis, Alabama 36732

Gentlemen:

This will confirm the following understandings reached during our recently completed contract negotiations:

1. The company will make good faith efforts to give as much advance notice as practical when starting times are to be changed.

2. Under normal circumstances, an employee awarded a job will start on it within 30 days.

3. The following employees would receive one (1) pair of safety shoes per year.

       -          Controlroom Operators
       -          Two Bulkloaders in the Finish Product Handler Classification
       -          Storeroom Attendant
       -          One Mobile Equipment Operator

The following employees would receive two (2) Pairs of safety shoes per year.

       -          Serviceman
       -          Mobile Equipment Operator
       -          Finish Product Handler (Exclude two (2) Bulkloaders)
       -          Process Attendants
       -          Quarry Equipment operators
       -          Mechanical Maintenance Journeymen
       -          Electrical/instrument Maintenance Journeyman

Quarry employees may get one pair of rubber safety shoes if so desired.

Very truly yours,



T.L. Renfrow
Plant Manager